Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of ProQR Therapeutics N.V. of our report dated July 10, 2014, except for the capital reorganization which has the effect of a share split described in Note 21, as to which the date is September 15, 2014, relating to the financial statements of ProQR Therapeutics N.V. (f/k/a ProQR Therapeutics B.V.), which appears in the Registration Statement on Form F-1, Amendment No. 2 (File No. 333-198151) of ProQR Therapeutics N.V. (f/k/a ProQR Therapeutics B.V.)

/s/ Deloitte Accountants B.V.

Amsterdam, The Netherlands

October 17, 2014